                                                                     EXHIBIT 12

          WESTVACO CORPORATION AND CONSOLIDATED SUBSIDIARY COMPANIES

               Computation of Ratio of Earnings to Fixed Charges

                                  (unaudited)
                         (In thousands, except ratio)

                                                                                Three Months
                                                                                    Ended
                                                                                 January 31,
                                        Year Ended October 31,                   (Unaudited)
                         ----------------------------------------------------- ---------------
                           1993     1994     1995     1996     1997     1998    1998    1999
                         -------- -------- -------- -------- -------- -------- ------- -------
Pre Tax Earnings from
Continuing Operations... $ 92,912 $161,906 $470,326 $335,956 $246,600 $204,413 $50,816 $40,122
  Interest Charges......   82,696  109,069  100,205   90,063   93,272  110,162  27,460  30,601
  Interest factor
  portion of rentals....    9,657   10,219   11,324   12,210   12,677   13,393   3,348   3,516
                         -------- -------- -------- -------- -------- -------- ------- -------
    Earnings as
    adjusted............ $185,265 $281,194 $581,855 $438,229 $352,549 $327,968 $81,624 $74,239
                         ======== ======== ======== ======== ======== ======== ======= =======
Fixed charges:
  Interest charges,
  including capitalized
  interest.............. $115,494 $114,947 $107,501 $105,312 $119,234 $130,914 $32,012 $33,889
  Interest factor in
  rent charges..........    9,657   10,219   11,324   12,210   12,677   13,393   3,348   3,516
                         -------- -------- -------- -------- -------- -------- ------- -------
    Total fixed
    charges............. $125,151 $125,166 $118,825 $117,522 $131,911 $144,307 $35,360 $37,405
                         ======== ======== ======== ======== ======== ======== ======= =======
Ratio of earnings to
fixed charges...........     1.48     2.25     4.90     3.73     2.67     2.27    2.31    1.98
                         ======== ======== ======== ======== ======== ======== ======= =======